Exhibit 5.1

Robinson Brog Leinwand Greene Genovese & Gluck p.c.

875 Third Avenue

New York, New York 10022-0123

(212) 603-6300

FAX (212) 956-2164

July 6, 2018

Summit Semiconductor, Inc.

6840 Via Del Oro, Ste. 280

San Jose, CA 95119

Re:	Shares of common stock to be registered on Form S-1

Gentlemen:

We have acted as special counsel to you, Summit Semiconductor, Inc., a Delaware corporation, (the "Company") in connection with the Company's Registration Statement on Form S-1 and prospectus included therein filed with the U.S. Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), on April 13, 2018, as amended from time to time (the "Registration Statement"). The Registration Statement covers the offer and sale of up to 2,500,000 shares of common stock, par value $0.0001 per share, of the Company (the "Common Stock") (the "Shares").

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) the certificate of incorporation of the Company, (b) the bylaws of the Company, (c) the Registration Statement and all exhibits thereto and (d) such other documents of the Company as we have deemed necessary and relevant to the matter opined upon herein. In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and its representatives and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New York, and the General Corporation Law of the State of Delaware (the "DGCL"). Accordingly, the opinions expressed herein are expressly limited to the federal laws of the United States of America, the laws of the State of New York and the DGCL.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that the Shares, when and to the extent issued and sold in exchange for payment in full to the Company of all consideration required therefor as applicable, and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

Robinson Brog Leinwand Greene Genovese & Gluck p.c.

No portion of this opinion letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the use of our name as it appears under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Robinson Brog Leinwand Grlene Genovese & Gluck P.C.
Robinson Brog Leinwand Grlene Genovese & Gluck P.C.